SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2003

1-800 CONTACTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23633	87-0571643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 E. Wadsworth Park Drive, 3rd Floor, Draper, UT		84020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 924-9800

N/A
(Former name or former address, if changed since last report.)

Item 11.  Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On June 23, 2003, the Registrant notified the participants of its 1-800 CONTACTS Savings and Retirement Plan (the “Plan”) that the Registrant was changing the third party administrator of the Plan.  As a result of this change, plan participants were informed that they temporarily would be unable to direct or diversify investments in their accounts or obtain a distribution from the Plan.

On July 10, 2003, the Registrant notified its directors and executive officers that because of the blackout period, they would be prohibited from conducting any direct or indirect transactions in any shares of the Company’s common stock (including restricted stock and the exercise of stock options), except under an individual’s pre-existing written plan.  This restriction on the officers’ and directors’ ability to conduct transactions in the Company’s common stock would automatically terminate upon the end of the blackout period.

The “blackout period” was scheduled to begin on July 26, 2003 and end on September 7, 2003.  Because of the efficiency of the transfer, the blackout period concluded sooner than expected.  The end of the blackout period was on August 19, 2003.

On August 21, 2003, the following notice was sent to the Registrant’s directors and executive officers indicating that the blackout period had ended:

Notice to Directors and Executive Officers

of 1-800 CONTACTS, Inc.

Termination of the

1-800 CONTACT 401(k) Plan “Blackout Period”

August 21, 2003

The purpose of this notice is to inform you that 1-800 CONTACTS, INC. has successfully transferred the assets in the 1-800 CONTACTS Savings and Retirement Plan 401(k) accounts to The Principal, the company’s new third party plan administrator.  As part of this transfer, a notice was sent to you on July 10, 2003 indicating that a blackout period was expected to begin on July 26, 2003 and end on September 7, 2003.

During the blackout period, you were prohibited from conducting any direct or indirect transactions in any shares of the Company’s common stock (including restricted stock and the exercise of stock options) except under a pre-existing written plan.

Because of the efficiency of the transfer, the blackout period concluded sooner than expected.  The end of the blackout period was on August 19, 2003.  The restriction on your ability to conduct transactions in the Company’s common stock automatically terminated upon the end of the blackout period.

Sincerely,
Lisa Govindji
1-800 CONTACTS, INC.
66 East Wadsworth Park Drive, 3rd Floor
Draper, Utah 84020
T: (801) 924-9800

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC.

Date: August 25, 2003	By:	/s/ Jonathan C. Coon
		Name:	Jonathan C. Coon
		Title:	President and Chief Executive Officer